Exhibit 99.1

Media Contact:

LaVonda Renfro

972-349-6200

lrenfro@veritexbank.com

Investor Relations:

972-349-6200

scaudle@veritexbank.com

PRESS RELEASE

Veritex Holdings, Inc. Announces Agreement to Acquire IBT Bancorp, Inc.

DALLAS, March 9, 2015—Veritex Holdings, Inc. (Nasdaq: VBTX), the parent holding company of Veritex Community Bank, announced today that it has entered into a definitive merger agreement on March 9, 2015 with IBT Bancorp, Inc. (“IBT”), the parent holding company of Independent Bank of Texas (“Independent Bank”), headquartered in Irving, Texas, pursuant to which Veritex will acquire all of the outstanding common stock of IBT in a transaction valued at approximately $20.5 million based on the last reported sale price of Veritex common stock on March 6, 2015 as reported by Nasdaq. The IBT acquisition marks the fourth transaction for Veritex since 2010 and the first since completing its initial public offering in October 2014.

Independent Bank operates two banking locations in the Dallas metropolitan area.  At December 31, 2014, IBT had total assets of approximately $121 million, total loans of approximately $99 million and total deposits of approximately $104 million.

“We could not be more excited about our merger with Independent Bank of Texas “said C. Malcolm Holland, Chairman and Chief Executive Officer of Veritex.  “Their two locations, SBA loan experience, and seasoned bankers will all fit very well into the Veritex Bank family.”  Brad Durham, President and CEO of Independent Bank of Texas, added “We are very excited to join the excellent team that Malcolm has built with Veritex. We share a commitment to providing exceptional service to our customers and to the communities that we serve.  With our combined assets, expanded products and locations, we will be able to serve our customers even better than before.”

Under the terms of the agreement, which has been approved by the boards of directors of both companies, Veritex will issue 1,185,185 shares of Veritex common stock plus $4.0 million in cash in exchange for all of the outstanding shares of IBT capital stock, subject to certain conditions and potential adjustments.

Upon the closing of the transaction, Independent Bank will merge with and into Veritex Community Bank.  Completion of the transaction is subject to certain closing conditions, including receipt of IBT shareholder approval and customary regulatory approvals. The transaction is expected to close in the third quarter of 2015.

IBT was advised by Commerce Street Capital, LLC. as financial advisor and Haynie Rake Repass & Klimko, P.C. as legal counsel. Veritex was advised by Stephens Inc. as financial advisor and Bracewell & Giuliani LLP as legal counsel.

In addition to the information contained within this announcement, an Investor Presentation containing additional information regarding this transaction has been posted on Veritex’s website, www.veritexbank.com, under the Investor Relations tab.

ABOUT VERITEX HOLDINGS, INC.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, Veritex will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Veritex common stock to be issued to the shareholders of IBT Bancorp, Inc. as consideration in the merger. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of IBT Bancorp, Inc. seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VERITEX, IBT BANCORP, INC. AND THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the Securities and Exchange Commission by Veritex through the web site maintained by the Securities and Exchange Commission at www.sec.gov. Documents filed with the Securities and Exchange Commission by Veritex will also be available free of charge by directing a request by phone, email or mail to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225 Attn: Investor Relations. Veritex’s telephone number is (972) 349-6200.

FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Veritex and its subsidiaries. Forward-looking statements include information regarding Veritex’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the merger and related transactions, timing for completion of the merger, integration of the acquired business, ability to achieve the anticipated cost savings and operational efficiencies, addition of new and expansion of existing product offerings, projected purchase accounting adjustments including estimated gross credit marks, pre-tax gains and write-ups, the accretive value of the acquisition, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether Veritex can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions;  continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve our performance goals. These and various other factors are discussed in Veritex’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4) and other reports and statements Veritex has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

Source: Veritex Holdings, Inc.